Exhibit 99.1

Hello, I’m Steve Mollenkopf, CEO of Qualcomm.

On behalf of the Qualcomm executive team, I want to tell you how excited we are to be joining forces with NXP. We have a fantastic opportunity together.

We are deeply impressed by NXP’s world-class technology, innovative products and customer relationships. And we know that NXP’s success is a direct result of the extremely talented team … all over the world … who bring NXP’s technologies and products to life.

As you know, there are many steps before the proposed transaction closes. But there are many reasons to be excited about the prospect of bringing together our two great companies.

First, let me share some background on Qualcomm.

With the drive and dedication of our employees, through our licensing and chipset businesses, Qualcomm has been pioneering mobile technologies for over 30 years. Today, we are a world leader in 3G, 4G, and we are leading the world to 5G.

Since our founding, our approach has been to anticipate big industry challenges and invest early, to solve them. Just like NXP, where others see complexity, we see opportunity. In fact, over time, we have invested more than $41 billion dollars in R&D, helping to drive major technology shifts that have changed the way we all communicate with one another.

We drove the transition to digital communications and that’s been the foundation for everything that’s followed … including redefining computing … and bringing the smartphone to life.

And as we build on our technologies that have connected people … our long-term vision is to deliver the intelligent platforms that connect their worlds … and that’s something that we can do very well together.

The combination of our two companies is a great fit. The highly complementary nature of our world-class technology, products and channels … and our shared culture of innovation makes us an ideal match.

I’m impressed by the breadth of your technology portfolio and leadership in key areas. This strongly aligns and accelerates our strategy of extending our core technology to new areas beyond mobile, such as automotive, IoT and networking.

By combining our mobile roadmap and connectivity expertise with your processing, networking and security technology, products and channels, we will be able to provide fully integrated solutions at scale to customers across these industries.

Clearly, this is great news for customers of both companies, including those that we already share, especially in the automotive segment.

Together, we will have leading technology and product capabilities, enabling us to accelerate the pace of innovation and integration. And we will also benefit from NXP’s deep operational expertise in fab manufacturing and significant presence with foundry partners.

We recognize that NXP’s fabs have been an important factor in your success, and this expertise will build on the manufacturing capabilities that we will have after our joint venture with TDK closes.

Overall, the combination of technology leadership, integration and scale will position us to win in a highly-connected world. And I have no doubt that our combined talents and roadmap will continue to create value and opportunities for our customers and deliver innovations that transform industries.

Qualcomm, like NXP, is committed to a culture of innovation. Both companies have a strong track record of focused investments in R&D that have yielded best-in-class product portfolios. This mutual commitment to innovation gives us a running start as we begin to map out how we will combine our two companies.

To that end, we will begin carefully developing a joint integration plan to ensure this process is as seamless as possible for employees, customers, suppliers and other key stakeholders at both companies.

A designated integration team, comprised of senior members from Qualcomm and NXP, will oversee and facilitate the integration, including how we can leverage the best talent, processes and capabilities at both companies to support our future growth.

There will be much more to talk about in the weeks and months to come, but it’s worth noting that both companies are highly complementary in nature, and have an excellent track record of successful business integrations. And we are aware that a number of you are still dealing with a merger integration process with Freescale and we will be thoughtful in our integration design.

I know you have many questions. As this process moves forward, Rick and I, along with our leadership teams will do our best to provide you with information and answers in a timely manner. And I look forward to joining Rick in Austin for a Town Hall meeting on Monday. In the meantime, I hope you are as excited about the new opportunities ahead for our combined company as we are here at Qualcomm.

Thank you.

3